CFX CORPORATION
           COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS

                    (In thousands, except per share data)


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

For the Three Months Ended June 30,                                1995                        1994
                                                          -----------------------     ----------------------
                                                                        Fully         Fully
                                                          Primary       Diluted       Primary       Diluted

Equivalent shares:

    Average shares outstanding                            6,948,605     6,948,605     6,664,119     6,664,119

    Additional shares due to stock options                  206,390       251,000             0             0

            Total equivalent shares                       7,154,995     7,199,605     6,664,119     6,664,119

Earnings per share:

    Net income                                            $   2,010     $   2,010     $   1,589     $   1,589
        Less: Preferred stock dividends                         (22)          (22)          (68)          (68)
    Net income available to common stock                  $   1,988     $   1,988     $   1,521     $   1,521

            Total equivalent shares                       7,154,995     7,199,605     6,664,119     6,664,119

Earnings per common share                                 $     .28     $    0.28     $     .23     $     .23


For the Six Months Ended June 30,                                  1995                        1994
                                                          ---------------------       -----------------------
                                                                        Fully                       Fully
                                                          Primary       Diluted       Primary       Diluted

Equivalent shares:

    Average shares outstanding                            6,834,975     6,834,975     6,656,507     6,656,507

    Additional shares due to stock options                  178,260       252,241             0             0

            Total equivalent shares                       7,013,235     7,087,216     6,656,507     6,656,507

Earnings per share:

    Net income                                            $   3,566     $   3,566     $   2,844     $   2,844
        Less: Preferred stock dividends                         (89)          (89)         (135)         (135)
    Net income available to common stock                  $   3,477     $   3,477     $   2,709     $   2,709

            Total equivalent shares                       7,013,235     7,087,216     6,656,507     6,656,507

Earnings per common share                                 $     .50     $    0.49     $     .41     $     .41


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